Exhibit 99.1

661 East Davis Street
Post Office Box 703
Elba, Alabama 36323

PRESS RELEASE
FOR IMMEDIATE RELEASE
For Additional Information: Contact Brian McLeod - Chief Financial Officer @ (334) 897-2273.
The National Security Group, Inc. Releases Financial Results

ELBA, ALABAMA (May 12, 2017)…The National Security Group, Inc. (NASDAQ:NSEC) results for the three months ended March 31, 2017 and 2016, based on accounting principles generally accepted in the United States of America, were reported today as follows:

Unaudited Consolidated Financial Summary	Three months ended March 31,
	2017	2016
Gross premiums written	$17,169,000	$16,964,000
Net premiums written	$16,038,000	$15,937,000

Net premiums earned	$15,040,000	$15,165,000
Net investment income	926,000	991,000
Net realized investment gains	160,000	7,000
Other income	152,000	154,000
Total Revenues	16,278,000	16,317,000
Policyholder benefits and settlement expenses	11,146,000	9,047,000
Amortization of deferred policy acquisition costs	945,000	787,000
Commissions	2,093,000	2,108,000
General and administrative expenses	1,797,000	2,129,000
Taxes, licenses and fees	689,000	600,000
Interest expense	323,000	345,000
Total Benefits, Losses and Expenses	16,993,000	15,016,000
Income (Loss) Before Income Taxes	(715,000)	1,301,000
Income tax expense (benefit)	(399,000)	360,000
Net Income (Loss)	$(316,000)	$941,000
Income (Loss) Per Common Share	$(0.13)	$0.37
Reconciliation of Net Income (Loss) to non-GAAP Measurement
Net income (loss)	$(316,000)	$941,000
Income tax expense (benefit)	(399,000)	360,000
Realized investment gains, net	(160,000)	(7,000)
Pretax Income (Loss) From Operations	$(875,000)	$1,294,000

Management Commentary on Results of Operations

Summary:
For the three months ended March 31, 2017, the Company had a net loss of $316,000 or $0.13 per share, compared to net income of $941,000, $0.37 per share, for the three months ended March 31, 2016, a year over year decrease of $1,257,000. The pretax loss from operations in first quarter of 2017 totaled $875,000 compared to pretax income from operations of $1,294,000 in the first quarter of 2016. Results for the first quarter of 2017 were negatively impacted by an increased frequency of severe thunderstorm activity which generated widespread wind, hail and tornado damage to insured property across the Southeastern United States. This increased frequency of severe thunderstorm activity led to a $2,074,000 increase in P&C segment catastrophe losses, compared to first quarter 2016. Total catastrophe related losses in the first quarter of 2017 were $3,521,000 compared to $1,447,000 in the first quarter of 2016. Partially offsetting the increase in P&C segment storm losses was a decline in fire losses of $510,000.

Premium Revenue:
For the quarter ended March 31, 2017, net premiums earned were down $125,000 at $15,040,000 compared to $15,165,000 in the first quarter of 2016. While gross written premium increased a slight 1.2%, ceded premium increased 6.8% in the P&C segment due to an increase in catastrophe reinsurance cost leading to the moderate decline in net premiums earned. In addition, net premium earned was down 0.8% in the life segment for the first quarter of 2017 compared to the same period last year.

Net Income (Loss):
For the three months ended March 31, 2017, the Company had a net loss of $316,000, $0.13 per share, compared to net income of $941,000, $0.37 per share, for the same period in 2016, a decrease of $1,257,000. As discussed above, an increase in storm losses was the primary factor contributing to the decline in net income.

Pretax Income (Loss) from Operations:
For the quarter ended March 31, 2017, pretax loss from operations was $875,000 compared to pretax income of$1,294,000 for the quarter ended March 31, 2016, a decrease of $2,169,000. Losses from storm related catastrophe events totaled $3,521,000 in the first quarter of 2017 compared to $1,447,000 for the same period last year. The single largest catastrophe event in the first quarter of 2017 was a January severe thunderstorm event that heavily impacted Georgia along with several other states and generated $2,034,000 in storm losses. In comparison, the single largest catastrophe event in the first quarter of 2016 was a February severe thunderstorm event that totaled $998,000 and primarily impacted the state of Louisiana.

P&C Segment Combined Ratio:
The P&C segment ended the first quarter of 2017 with a combined ratio of 106.3% with catastrophe losses increasing the combined ratio by 25.8 percentage points. In comparison, first quarter 2016 cat events added $1,447,000 to prior year policyholder benefits and settlement expenses. The P&C segment ended the first quarter of 2016 with a combined ratio of 91.1% with catastrophe losses contributing 10.5 percentage points to the combined ratio.

Selected Balance Sheet Highlights	March 31, 2017	December 31, 2016
	(UNAUDITED)
Invested Assets	$112,500,000	$113,156,000
Cash	$8,123,000	$7,368,000
Total Assets	$148,942,000	$148,579,000
Policy Liabilities	$77,449,000	$76,174,000
Total Debt	$16,629,000	$17,126,000
Accumulated Other Comprehensive Income	$1,421,000	$1,007,000
Shareholders' Equity	$48,024,000	$48,052,000
Book Value Per Share	$19.08	$19.09

Management Commentary on Financial Position

Invested Assets:
Invested assets as of March 31, 2017 were $112,500,000 down $656,000, or 0.6%, compared to $113,156,000 as of December 31, 2016. Growth of invested assets was adversely impacted by increased claim payments associated with losses from catastrophe events in the first quarter of 2017.

Cash:
The Company, primarily through its insurance subsidiaries, had $8,123,000 in cash and cash equivalents at March 31, 2017 compared to $7,368,000 at December 31, 2016. The increase in cash was due to slight increases in cash flow from both operating and investing activities.

Total Assets:
Total assets as of March 31, 2017 were $148,942,000 compared to $148,579,000 at December 31, 2016. While total assets increased during the quarter, growth was negatively impacted by increased loss payments associated with the higher frequency of catastrophe events.

Policy Liabilities:
Policy liabilities were $77,449,000 at March 31, 2017 compared to $76,174,000 at December 31, 2016; an increase of $1,275,000 or 1.7%. The primary reason for the increase in policy liabilities in the first quarter of 2017 compared to 2016 was a $965,000 increase in unearned premiums. The growth in unearned premiums was due to a moderate increase in gross written premium in the first quarter of 2017.

Debt Outstanding:
Total debt at March 31, 2017 was $16,629,000 compared to $17,126,000 at December 31, 2016. Debt was reduced $497,000 during the first quarter of 2017 due to a payment on short term debt during the quarter. The improvement of balance sheet strength through reduction of debt continues to be a primary focus of management.

Shareholders' Equity:
Shareholders' equity as of March 31, 2017 was $48,024,000 down $28,000 compared to December 31, 2016 Shareholders' equity of $48,052,000. Book value per share was $19.08 at March 31, 2017, compared to $19.09 per share at December 31, 2016, a decrease of $0.01. Despite the adverse impact of multiple catastrophe events in the first quarter of 2017, the Company had only a 0.06% decrease in book value per share and a 0.06% decrease in Shareholders' Equity compared to 2016. The primary factor contributing to the decrease in Shareholders' equity was a net loss of $316,000. In addition, Shareholders' equity was also reduced by dividends paid of $126,000. Offsetting the decreases was an increase in accumulated other comprehensive income of $414,000. The increase in accumulated other comprehensive income was driven by increases in market values of available-for-sale investment securities.

The National Security Group, Inc. (NASDAQ Symbol: NSEC), through its property and casualty and life insurance subsidiaries, offers property, casualty, life, accident and health insurance in ten states. The Company writes primarily personal lines property coverage including dwelling fire and windstorm, homeowners and mobile homeowners lines of insurance. The Company also offers life, accident and health, supplemental hospital and cancer insurance products. The Company was founded in 1947 and is based in Elba, Alabama. Additional information about the Company, including additional details of recent financial results, can be found on our website: www.nationalsecuritygroup.com.